                                                                    Exhibit 10.6

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT is dated March 27, 1998, between JTM INDUSTRIES, INC., a Texas corporation ("Purchaser"), and DONALD A. THOMAS, PHYLLIS S. THOMAS AND DONALD W. BIRGE, individuals residing in Pine Bluff, Arkansas (collectively, "Sellers").

                                    RECITALS:

      A. Sellers own and desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, all of the issued and outstanding shares of capital stock of Fly Ash Products, Inc. (the "Company"), an Arkansas corporation.

      B. The Company has 900 issued and outstanding shares of common stock, all of which are owned by Sellers. All of such shares are referred to herein as the "Purchased Stock."

      C. Unless otherwise defined in this Agreement, the capitalized terms used in this Agreement have the meanings given in Article VIII below.

      NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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                                    ARTICLE I

                        SALE OF PURCHASED STOCK; CLOSING

      1.01 Purchase and Sale. At the Closing, on the terms of and subject to the conditions set forth in this Agreement, Sellers will sell to Purchaser, and Purchaser will purchase from Sellers, the Purchased Stock.

1.02 Purchase Price.

            (a) The aggregate purchase price (the "Purchase Price") for the Purchased Stock is $9,500,000 in cash, subject to adjustment as set forth in
Section 1.02(b) below.

            (b) The Purchase Price will increase or decrease, as the case may be, dollar for dollar based upon changes in the net book value of the tangible Assets owned by the Company at the Closing based upon the December 31, 1997, Financial Statement (defined in Section 2.08) adjusted forward to the Closing but excluding, as of each date, the Distributed Assets and Liabilities, and depreciation with respect to periods after December 31, 1997. To determine whether an adjustment is appropriate, Purchaser will promptly engage Ernst & Young, LLP. or another independent accounting firm reasonably satisfactory to Sellers, to audit the financial records of the Company as of the Closing in accordance with GAAP, on a basis consistent with the Financial Statements. Within forty-five (45) days after Closing, such accounting firm will prepare and deliver a report to all parties which will detail any Purchase Price adjustments it deems to be necessary. The report will be final and binding on both parties, absent fraud or material error. In preparing its report, the accounting firm will disregard the Assets and Liabilities described on Exhibit A hereto (the "Distributed Assets and Liabilities") which will be distributed by the Company to the Sellers at the Closing.


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

      1.03 Closing. The Closing (the "Closing") of the purchase and sale of the Purchased Stock will take place at the offices of Bridges, Young, Mathews & Drake, PLC, at 315 East Eighth Avenue, Pine Bluff, Arkansas, or at such other place as Purchaser and the Sellers shall mutually agree, at 10:00 A.M. local time, on April 22, 1998, or on such other date as the parties shall agree upon (the "Closing Date"). At the Closing, Purchaser will pay the Purchase Price to Sellers by wire transfer of immediately available funds to such account as Sellers may reasonably direct by written notice delivered to Purchaser by Sellers at least three (3) Business Days before the Closing Date. Simultaneously, the Sellers will sell to Purchaser the Purchased Stock free and clear of all Liens, by delivering to Purchaser all stock certificates representing the Purchased Stock, registered in the name of Purchaser. At the Closing, the parties shall also deliver the opinions, certificates, Contracts, documents and instruments to be delivered pursuant to Article V.

      1.04 Post Closing Payment. Within ten (10) days after delivery of the report referred to in Section 1.02(b), the appropriate party or parties will deliver to the other party or parties cash in the amount of the adjustment specified in the report, unless there is a bona fide dispute as to such adjustment, which the parties may choose to resolve by negotiation, arbitration or litigation.

                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF
                                   THE SELLERS

      The Sellers hereby represent and warrant jointly and severally to Purchaser that, except as set forth in the Disclosure Schedule attached hereto, the following statements are true and accurate:

      2.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to


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

own, use and lease its Assets. The Company is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, (i) are not having and could not be reasonably expected to have a material adverse effect on the business or condition of the Company and (ii) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or any other agreement to which it is a party or on the ability of the Sellers or the Company to perform their obligations hereunder or thereunder.

      2.02 Capital Stock. The authorized capital stock of the Company consists of 900 shares of common stock and no shares of preferred stock. The Purchased Stock constitutes all of the issued and outstanding shares of capital stock of the Company. The shares of Purchased Stock are validly issued, fully paid and nonassessable, issued in compliance with all applicable Laws, and no additional shares of capital stock have been reserved for issuance. There are no outstanding Options with respect to the stock of the Company or agreements, arrangements or understandings to issue Options with respect to the Company, nor are there any preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of the capital stock of the Company. Sellers are the record and beneficial owners of all of the shares of Purchased Stock, free and clear of all Liens. The delivery to Purchaser of the certificates representing the Purchased Stock will transfer to Purchaser good and valid title to all shares of the Purchased Stock, free and clear of all Liens, and after such transfer the Purchased Stock, in the hands of Purchaser, will have been duly authorized, validly issued, fully paid and nonassessable. From and after the Closing, no Seller nor any other Person (other than the Purchaser) will have any rights whatsoever with respect to the Purchased Stock or to any other securities of the Company.

      2.03 Authority Relative to This Agreement. Each of the Sellers has full authority to enter into this Agreement, to perform his or her obligations hereunder and to consummate the transactions


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contemplated hereby. This Agreement has been duly and validly executed and delivered by the Sellers and constitutes the legal, valid and binding obligations of the Sellers, enforceable against them in accordance with its terms.

      2.04 Company; Business. The Disclosure Schedule lists all lines of business in which the Company and each Subsidiary is participating or engaged or has participated or engaged in the preceding three years. The Company has no subsidiaries.

      2.05 No Conflicts. The execution and delivery by the Sellers of this Agreement do not, and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company;

            (b) subject to obtaining all required consents, approvals and actions, and making any required filings and notices, conflict with or result in a violation or breach of any term or provision of any law or Order applicable to any Seller or to the Company, or any of its Assets; or

            (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under,
(iii) require any Seller or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to,
(v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (f) result in the creation or imposition of any Lien upon the Company or any of its Assets under, any Contract or License to which any Seller or the Company is a party or by which any of their respective Assets is bound except for such conflicts, violations, breaches, defaults, consents,


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approvals, actions, filings, notices, terminations, cancellations, accelerations, modifications, additional rights or entitlements or Liens that, individually or in the aggregate, (A) are not having and could not be reasonably expected to have a material adverse effect on the business or condition of the Company, and (B) could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of any Seller or the Company to perform its obligations hereunder.

      2.06 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Seller or the Company is required in connection with the execution, delivery and performance of this Agreement or the consummation of transactions contemplated hereby or thereby. However, Purchaser shall be solely responsible for compliance with any applicable antitrust laws.

      2.07 Books and Records. The minute books and other similar records of the Company provided to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken by the stockholders, the board of directors and committees of the board of directors (or other similar governing entities) of the Company.

      2.08 Financial Statements. Sellers have caused the Company to furnish to Purchaser true and complete copies of the unaudited balance sheets of the Company as of December 31, 1996 and (prior to Closing) December 31, 1997 and the related statements of operations and cash flows. Additional December 31, 1997 statements will be audited by Ernst & Young, LLP, independent certified public accountants, together with the notes thereto as soon as possible (collectively, the "Financial Statements"). Purchaser will be responsible for the charges of Ernst & Young, LLP. The Financial Statements are in accordance with the Books and Records of the Company and fairly present the consolidated financial position of the Company as of the dates thereof, for the periods covered thereby and the results of operations and cash flows of the Company for the periods set forth therein, all in conformity with GAAP, except as specifically noted in the notes thereto.


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

      2.09 Absence of Changes. Since December 31, 1997, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a material adverse change, in the business or condition of any of the Company (other than changes affecting Distributed Assets). In addition, there has not occurred since December 31, 1997 any of the following:

            (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock (or other equity interests) of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock (or other equity interests) of the Company;

            (b) any authorization, issuance, sale or other disposition by any of the Company of any shares of its capital stock (or other equity interests), or any modification or amendment of any right of any holder of any outstanding shares of capital stock (or other equity interests) of the Company;

            (c) (i) any increase in salary, rate of commissions or rate of consulting fees of any employee or consultant of the Company; (ii) any payment of consideration of any nature whatsoever (other than salary, commissions or consulting fees paid to any employee or consultant of the Company) to any officer, director, stockholder, employee or consultant of the Company; (iii) any establishment or modification of (A) targets, goals, pools or similar provisions under any Benefit Plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement; or (iv) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan;

            (d) (i) incurrences by the Company of Indebtedness or (ii) any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled


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

payment date with respect to, or waiver of any right of the Company under, any Indebtedness of or owing to the Company;

            (e) any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Assets of the Company in an aggregate amount exceeding $25,000;

            (f) any write-off or write-down of or any determination to write off or write down any of the Assets of the Company;

            (g) any purchase of any Assets of any Person or disposition of, or incurrence of a Lien on, any Company Assets, other than acquisitions or dispositions of inventory in the ordinary course of business by the Company consistent with past practice;

            (h) any entering into, amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to
(i) any Contract which is required (or had it been in effect on the date hereof would have been required) to be disclosed in the Disclosure Schedule, (ii) any License held by the Company, or (iii) any intellectual property rights owned by the Company;

            (i) any capital expenditures or commitments for additions to property, plant or equipment of the Company constituting capital assets in an aggregate amount exceeding $10,000;

            (j) any commencement, termination or change by the Company of any line of business;

            (k) any transaction by the Company with any of its officers, directors, stockholders or Affiliates, other than pursuant to a Contract or arrangement in effect on December

31, 1997 and disclosed to Purchaser other than pursuant to any Contract of employment, listed on the Disclosure Schedule;

            (l) any entering into of an agreement to do or engage in any of the foregoing, including without limitation with respect to any merger, sale of substantially all assets or other business combination not otherwise restricted by the foregoing paragraphs; or

            (m) any change in the accounting methods or procedures of the Company or any other transaction involving or development affecting the Company outside the ordinary course of business.

      2.10 No Undisclosed Liabilities. Except as reflected or reserved against in the December 31, 1997 balance sheet included in the Financial Statements or as disclosed in the Disclosure Schedule, the Company has no Liabilities, nor are there any Liabilities relating to or affecting the Company or any of its Assets.

      2.11 Taxes.

            (a) All Tax Returns required to have been filed by or with respect to the Company with any Taxing Authority have been duly and timely filed, and each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon. The Company is not and has never been a member of any affiliated, combined, consolidated, unitary or similar group with respect to the filing of tax returns or otherwise with respect to any Taxing Authority. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. All monies required to be withheld by the Company from employees, independent contractors, creditors or other third parties for Taxes have been collected or withheld, and either duly and timely paid to the appropriate Taxing Authority or (if not yet due for payment) set aside in accounts for such purposes. The Company has no liability for Taxes for any Person other than the Company (i) solely as a present or former member of a consolidated group, (ii) as a transferee or successor, (iii) by Contract or (iv) otherwise.

            (b) The provisions for current Taxes in the Financial Statements are sufficient for the payments of all accrued and unpaid Taxes not yet due and payable as of their dates, whether or not disputed. As of the Closing Date, such provisions, as adjusted for the passage of time through the Closing Date, will be sufficient for the then-accrued and unpaid Taxes not yet due and payable of the Company.

            (c) The Company is not a party to any agreement extending, or having the effect of extending, the time within which to file any Tax Return or the period of assessment or collection of any Taxes. The Company has not received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.


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

            (d) No Taxing Authority is now asserting or threatening to assert against the Company any deficiency, claim or liability for additional Taxes or any adjustment of Taxes, and there is no reasonable basis for any such assertion of which a Seller or the Company is or reasonably should be aware. No issues have been raised in any examination by any Taxing Authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. The federal income Tax Returns of the Company disclose (in accordance with Section 6662(d)(2)(B) of the Code) all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of section 6662(d) of the Code. No claim has ever been made by any Taxing Authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Sellers have delivered to Purchaser complete and correct copies of all federal, state, local and foreign income Tax Returns filed by or with respect to, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, the Company since December 31, 1995. There are no Liens for Taxes upon the Assets of the Company.

            (e) The Company is not (i) a party to or bound by any obligations under any tax sharing, tax indemnity or similar agreement or arrangement, (ii) subject to any election under sections 338(e) or 341(f) of the Code or the regulations thereunder, (iii) required to make, or reasonably expects that it might have to make, any adjustment under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change in accounting method or otherwise, (iv) subject to any agreement or arrangement that could result separately or in the aggregate in the payment of any "excess parachute payments" within the meaning of section 280G of the Code, (v) and at no time has ever been, a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code, (vi) a party to any "safe harbor lease" that is subject to the provisions of section 168(f)(8) of the Internal Revenue Code as in effect prior to the Tax Reform Act of 1986 or to any "long-term contract" within the meaning of section 460 of the Code, (vii) a party to any joint venture, partnership or other arrangement that is treated as a


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partnership for federal income Tax purposes, or (viii) nor has it ever been, a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose.

      2.12 Legal Proceedings.

            (a) (i) there are no actions or proceedings pending or, to the knowledge of any Seller or the Company, threatened against, relating to or affecting the Company, or any of its Assets which (A) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or otherwise result in a material diminution of the benefits contemplated by this Agreement to Purchaser, or (B) if determined adversely to the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company, or (y) Losses by the Company, individually or in the aggregate with Losses in respect of other such actions or proceedings, exceeding $10,000;

                  (ii) there are no facts or circumstances known to any Seller or to the Company that could reasonably be expected to give rise to any action or proceeding that would be required to be disclosed pursuant to clause (a)(i) above;

                  (iii) neither any Seller nor the Company has received notice, or is aware of any Orders outstanding against the Company; and

                  (iv) neither any Seller nor the Company has received notice or is aware of any defects, dangerous or substandard conditions in the products or materials sold, distributed, or to be sold or distributed by the Company that could cause bodily injury, sickness, disease, death, or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use or property.


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

            (b) Prior to the execution of this Agreement, each Seller and the Company has delivered all responses of counsel for the Company to auditors' requests for information regarding actions or proceedings pending or threatened against, relating to or affecting the Company during the period commencing January 1, 1995.

      2.13 Compliance with Laws and Orders. None of the Sellers or the Company has received at any time since January 1, 1995 any notice that the Company is or has been at any time since such date, in violation of or in default under, any Law or Order applicable to the Company or any of its Assets. In furtherance and not limitation of the foregoing, neither any Seller nor the Company has violated any federal or state securities law in connection with the offer, sale or purchase of any securities.

      2.14 Benefit Plans; ERISA. The Company has no ERISA benefit plan.

      2.15 Real Property. Except for property described on Exhibit A as part of the Distributed Assets:

            (a) The Disclosure Schedule lists (i) each parcel of real property owned (the "Owned Real Property") by the Company, (ii) each parcel of real property leased or subleased or otherwise occupied by the Company as tenant or subtenant (the "Leased Real Property"; together with the Owned Real Property, the "Real Property") together with a true and correct list of all such leases, subleases or other similar agreements and any amendments, modifications or extensions thereto (the "Real Property Leases"), and (iii) all Liens relating to or affecting any parcel of Real Property, in each case identifying the owner, lessor and lessee thereof.

            (b) The Company has good and marketable title to its Owned Real Property, free and clear of all Liens.


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

            (c) Subject to the terms of its leases, the Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the Leased Real Property for the full term of the lease thereof. Each Real Property Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party thereto, and there is no, and neither any Seller nor the Company has knowledge of any nor received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. The Company has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any Real Property Lease. No penalties are accrued and unpaid under any Real Property Lease.

            (d) Sellers have delivered to Purchaser prior to the execution of this Agreement true and complete copies of all (i) title policies, mortgages, deeds of trust, deeds, leases, easements, restrictive covenants, certificates of occupancy, and similar documents, and all amendments thereto concerning the Owned Real Property, and (ii) Real Property Leases and, to the extent reasonably available, all other documents referred to in clause (i) of this paragraph (f) with respect to the Leased Real Property.

            (e) The improvements on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the knowledge of each Seller and of the Company, there are no condemnation or appropriation proceedings pending or threatened against Real Property or the improvements thereon.

            (f) Neither any Seller nor the Company has any knowledge of any claim, action or proceeding, actual or threatened, against the Company or the Real Property by any Person which would materially affect the future use, occupancy or value of the Real Property or any part thereof.


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

      2.16 Personal Property. The Company is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under contract to use, all personal property used in the conduct of its business, including all personal property reflected on the Financial Statements and personal property acquired since January 31, 1998 other than property disposed of since such date in the ordinary course of business consistent with past practice and the terms of this Agreement. All such personal property is free and clear of all Liens, and is adequate and suitable for the conduct by the Company of the business presently conducted by it, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws. After the distribution of the Distributed Assets, the Company's equipment and vehicles will have a book value (computed per GAAP) or market value (whichever is greater) of at least $2.5 million. The Distributed Assets have not been used in the conduct of the Fly Ash Business, except for incidental uses in the Company's business generally.

      2.17 Intellectual Property Rights. The Company has no interests in, or uses no intellectual property, except as described in the Disclosure Schedule. The Company either has all right, title and interest in or a valid and binding license to use such intellectual property. Except as disclosed therein, (i) the Company has the right to use the intellectual property described therein, (ii) all registrations on behalf of the Company with and applications to Governmental or Regulatory Authorities in respect of such intellectual property are valid and in full force and effect and are not subject to the payment of any Taxes or maintenance fees or the taking of any other actions by the Company to maintain their validity or effectiveness, (iii) all copyrightable materials used by the Company are works-for-hire and are owned by the Company, (iv) there are no restrictions on the direct or indirect transfer of any License, or any interest therein, held by the Company in respect of such intellectual property, (v) the Sellers have delivered, or have caused the Company to deliver, to Purchaser prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in such intellectual property, which documentation is accurate and complete and sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret, (vi) the Sellers and the Company have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets, (vii) neither any Seller nor the Company is or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License to use such intellectual property and (viii) neither any Seller nor the Company has any knowledge that such intellectual property is being infringed by any other Person. To the knowledge of each Seller and the Company, the Company is not infringing any intellectual property of any Person, and no litigation is pending and no claim has been made or, to the knowledge of any Seller or of the Company, has been threatened to such effect.

      2.18  Contracts.

            (a) The Disclosure Schedule contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies, or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company is a party or by which any of its Assets is bound.

                  (i) (A) all Contracts providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Company to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

                  (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company or prohibiting or limiting disclosure of confidential or proprietary information;

                  (iii) all partnership, joint venture, shareholders' or other similar Contracts with any Person;

                  (iv) all Contracts relating to Indebtedness of the Company;

                  (v) all Contracts with independent contractors, distributors, dealers, manufacturers' representatives, sales agencies or franchisees;

                  (vi) all guarantees of any Indebtedness or other obligations of the Company or any third Person;

                  (vii) all Contracts relating to the future disposition or acquisition of any Assets, other than dispositions or acquisitions in the ordinary course of business consistent with past practice and the provisions of this Agreement;

                  (viii)all Contracts between or among the Company and any Seller, any current or former officer, director, stockholder or Affiliate of the Company or of any such officer, director, stockholder or Affiliate, on the other hand;

                  (ix) all collective bargaining or similar labor Contracts;

                  (x) all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets or to change the lines of business, (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Company to maintain insurance in certain amounts or with certain coverages; and

                  (xi) all other Contracts, including but not limited to Contracts with customers, that involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $10,000 and all powers of attorney and comparable delegations of authority.

            (b) Each material Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto; and neither the Company nor, to the knowledge of any Seller, no other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be violation or breach of or default under any such Contract).

            (c) The Company is not a party to or bound by any Contract that has been or could reasonably be expected to be, individually or in the aggregate with any other such Contracts, materially adverse to the business or condition of the Company.

            (d) To the extent any of the guaranties for the benefit of the Company or any of its Assets are not integrated with Contracts disclosed on the Disclosure Schedule, each such guaranty is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, or each party thereto; and neither the guarantor thereunder nor, to the knowledge of any Seller or the Company or any other party to such guaranty is, or has received notice that it is, in violation or breach of or default under any such guaranty (or with notice or lapse of time or both, would be in violation or breach of default under any such guaranty).

      2.19 Licenses. The Disclosure Schedule contains a true and complete list of all Licenses used in and material to the business or operations of the Company, setting forth the owner, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, the Sellers or the Company has delivered to Purchaser true and complete copies of all such Licenses.
Except as disclosed on the Disclosure Schedule:

            (a) the Company owns or validly holds all Licenses that are material to its respective business or operations, and after the Closing, the Company will continue to hold all existing permits to transport fly ash, bottom ash and other coal combustion byproducts and cement and cement products;

            (b) each license is valid, binding and in full force and effect;

            (c) neither any Seller nor the Company is, or has received any notice that it is, in default (or with the giving of notice of lapse of time or both, would be in default) under any such License; and

            (d) the transactions contemplated in this Agreement will not violate any such License or give any other party thereto rights to terminate the License or change the terms thereof.

      2.20 Insurance. The Disclosure Schedule contains a true and complete list (including the names of the insurers, the expiration dates thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect that insure the business, operations or employees of the Company or affect or relate to the ownership, use or operation of any of the Assets of the Company and that (i) have been issued to the Company, or (ii) have been issued to any Person (other than the Company) for the benefit of the Company. Each policy is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and none of the Sellers or the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company does not know of any reason or state of facts that could lead to the cancellation of such policies. The insurance policies (i) in light of the business, operations and Assets of the Company are in amounts and have coverages that are reasonable and customary for Persons engaged in such businesses and operations and having such Assets, and (ii) are in amounts and have coverages as required by any Contract to which the Company is a party. The Disclosure Schedule lists all claims made under any insurance policies covering the Company since January 1, 1995. Neither any Seller nor the Company has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. Since January 1, 1995, the Company has, in light of its business, location, operations and Assets maintained, at all times, without interruption appropriate insurance, in scope and amount of coverages.

      2.21 Affiliate Transactions. Except for the Distributed Assets and Liabilities described on Exhibit A, there are no Liabilities between the Company and any current or former officer, director, stockholder, Affiliate of the Company or any Affiliate of any such officer, director, stockholder or Affiliate, and the Company does not provide or cause to be provided any assets, services or facilities to any such current or former officer, director, stockholder or Affiliate.

      2.22 Employees; Labor Relations. The Company is not engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Seller or the Company, threatened against the Company before the National Labor Relations Board or comparable or similar state agency, and no grievance or arbitration proceeding arising out of under collective bargaining agreements is so pending or, to the knowledge of any Seller or of the Company, threatened against the Company, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of any Seller or the Company, threatened against the Company, and (iii) no union representation question with respect to the employees of the Company or, to the knowledge of any Seller or the Company, no union organization activities are taking place.

      2.23 Environmental Matters.

            (a) The Company has obtained and holds all necessary Environmental Permits.

            (b) Except as described on the Disclosure Schedule:

                  (i) The Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither any Seller nor the Company has any basis to expect, nor has any of them or any other Person for whose conduct it may be held to be responsible received, any actual or threatened Order, notice, or other communication from (A) any Governmental Body or private citizen acting in the public interest, or (B) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (ii) There are no pending or, to the knowledge of any Seller or the Company, threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Seller or the Company has or had an interest.

                  (iii) Neither any Seller nor the Company has knowledge of or any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other Assets in which the Company had an interest, or with respect to any location to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other Person for whose conduct it may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (iv) Neither the Company nor any other Person for whose conduct it may be held responsible has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other Assets (whether real, personal, or mixed) in which the Company (or any predecessor thereof), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such Assets.

            (c) To Seller's knowledge, there are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any other Person for whose conduct it may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Seller or the Company has or had an interest except in full compliance with all applicable Environmental Laws.

            (d) There has been no Release or, to the Knowledge of any Seller or of the Company, any threat of Release of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest, or any geologically or hydrologically adjoining property.

            (e) Sellers have delivered to Purchaser true and complete copies and results of any reports, studies, analyses, tests, and monitoring possessed or initiated by any Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Seller, the Company or any other Person for whose conduct it or they are or may be held responsible, with Environmental Laws.

            (f) There are no Liens arising under or pursuant to any Environmental Law on any Owned Real Property or Leased Real Property and there are no facts, circumstances, or conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions that could reasonably be expected to restrict, encumber, or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, or transferability of any Real Property.

            (g) There are no (i) underground storage tanks, active or abandoned,
(ii) polychlorinated biphenyl containing equipment, or (iii) asbestos containing material, at any Real Property.

            (h) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of any Seller or the Company with respect to any Asset of, or property that is adjacent to, an Asset of the Company which have not been delivered to Purchaser prior to execution of this Agreement.

      2.24 Substantial Customers and Suppliers. Prior to Closing, the Company or the Sellers will deliver to Purchaser a list of the ten (10) largest customers of the Company on the basis of revenues for goods sold or services provided for 1997, as well as a list of the ten (10) largest suppliers of the Company on the basis of cost of goods or services purchased for 1997. To the knowledge of each Seller and the Company, no such customer or supplier is insolvent or threatened with bankruptcy or insolvency.

      2.25 Accounts Receivable. The accounts and notes receivable of the Company reflected on the balance sheets included in the Financial Statements for the period ended December 31, 1997, and all accounts and notes receivable arising subsequent to such date, (i) arose from bona fide sales transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangements, and (v) are not subject of any Actions or Proceedings brought by or on behalf of the Company.

      2.26 Other Negotiations; Brokers. No Seller, nor the Company, nor any of their respective Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of any Seller or the Company or any such Affiliate) has entered into any agreement or had any discussions with any third party regarding any transaction involving the Company which could result in the Company, Purchaser or its stockholders, or any officer, director, employee, agent or Affiliate of any of them, being subject to any claim for liability to said third party as a result of entering into this Agreement or consummating the transactions contemplated hereby or thereby. No agent, broker, finder, investment banker, financial advisor or other Person will be entitled to any fee, commission or other compensation in connection with the transactions contemplated by this Agreement on the basis of any act or statement made by any Seller, the Company or any of their respective Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of a Seller, the Company, or any such Affiliate.

      2.27. Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Company Act of 1935, as amended. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

      2.28 Bank and Brokerage Accounts. The Company or Sellers with deliver to Purchaser prior to Closing a list of the names and locations of all banks, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; and a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of all persons having signatory power and respect thereto.

      2.29 Exemption from Registration. The offer and sale of the Purchased Stock made pursuant to this Agreement are exempt from the registration requirements of the Securities Act. Neither any Seller, nor the Company nor any Person authorized to act on behalf of any of the foregoing has, in connection with the offering of the Purchased Stock, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 501(c) under the Securities Act), (ii) any action involving a public offering within the meaning of section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Purchased Stock pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws.

      2.30 Disclosure. The representations and warranties contained in this Agreement, and the statements contained in the Disclosure Schedule or in the certificates, lists and other writings furnished to Purchaser pursuant to any provision of this Agreement (including the Financial Statements), when taken together, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein and therein, in the light of the circumstances under which they were made, not misleading.

      2.31 Survival of Representations, Warranties, Covenants and Agreements. Even though the Purchaser may investigate the affairs of the Company and attempt to confirm the accuracy of the representations and warranties of the Sellers, except to the extent Purchaser may have actual contrary knowledge at the time of Closing, the Purchaser shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Sellers contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing. Neither party may assert a claim based on information the other party can show was known by such party on the date of the Closing.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to Sellers as follows:

      3.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser is duly qualified, licensed or admitted to do business as in good standing in each jurisdiction in which the ownership, use or leasing of its Assets, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to perform its obligations hereunder or thereunder.

      3.02 Authority Relative to this Agreement. Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly approved by its board of directors and no other corporate proceedings on the part of Purchaser or its stockholders are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

      3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

            (a) conflict or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws of Purchaser;

            (b) subject to obtaining the required consents, approvals and actions, and giving all required notices, if any, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or its Assets and Properties; or

            (c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, or
(iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of any Contract or License to which Purchaser is a party, or by which it is bound.

      3.04 Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby, and the transaction contemplated hereby does not violate any state or federal antitrust laws.

      3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, or (ii) could reasonably be expected, individually or in the aggregate with other such Actions or Proceedings, to have a material adverse effect on the business or condition of Purchaser.

      3.06 Brokers. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made by Purchaser.

      3.07 Purchase for Investment. The Purchased Stock will be acquired by Purchaser for its own account for the purpose of investment and not with a view to the resale or distribution of all or any part of the Purchased Stock in violation of the Securities Act.

      3.08 Survival of Representations, Warranties, Covenants and Agreements. Even though the Sellers may investigate the affairs of the Purchaser and confirm the accuracy of the representations and warranties of the Purchaser contained in this Agreement, except to the extent Sellers may have actual contrary knowledge at the time of Closing, the Sellers shall have the right to rely fully upon the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement. All such representations, warranties, covenants and agreements will survive the Closing. Neither party may assert a claim based on information the other party can show was known by such party on the date of the Closing.

                                   ARTICLE IV

                              COVENANTS BY SELLERS

      4.01 Noncompetition; Non Solicitation.

            (a) (i) Except as set forth in subsection 4.01(a)(ii) below, for a period of five (5) years from the Closing Date, no Seller, alone or in conjunction with any other Person, or directly or indirectly through his or her present or future Affiliates, will directly or indirectly own, manage, operate, join, have a financial interest in, control or participate in the ownership, management, operation or control of, or use or permit his or her name to be used in connection with, or be otherwise connected in any manner with, (A) any business or enterprise engaged in the design, development, manufacture, distribution or sale of any products, or the provision of any services, which the Company was designing, developing, manufacturing, distributing, selling or providing at any time subsequent to December 31, 1996 up to and including the Closing Date, or (B) any business which is similar to the business of disposing or selling coal combustion by-products or competitive with the business carried on or planned by the Company at any time subsequent to December 31, 1996 up to and including the Closing Date, provided that the foregoing restriction shall only apply to businesses or enterprises with active operations located within a 750 mile radius of Pine Bluff, Arkansas and shall not be construed to prohibit the ownership, in the aggregate, of not more than two percent (2%) of any class of securities of any corporation which is engaged in any of the businesses or enterprises described in clauses (A) and (B) above, having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market.

                  (ii) The restriction of subsection 4.01(a)(i) above shall not apply to the following activities: (A) the furnishing of over-the-road transportation services with respect to commodities other than fly ash, bottom ash, BAB, other coal combustion byproducts, CKD and

LKD, (B) the selling or leasing of equipment (such as backhoes, dozers, tractors and front end loaders), (C) road construction (but not stabilization), and (D) general contracting activities such as light construction, installing sewer and water lines, small building, etc., but not with respect to any electric power plant.

            (b) Except as set forth in the Disclosure Schedule, for a period of five (5) years from the Closing Date, no Seller shall directly or indirectly, or through an Affiliate, (i) influence any individual who was an employee or consultant of the Company at any time during the time any Seller was an indirect or direct owner of securities of the Company, to terminate his or her employment or consulting relationship with the Company, (ii) interfere in any other way with the employment, or other relationship, of any employee or consultant of the Company or (iii) cause or attempt to cause or participate in any way in any discussion or negotiation concerning (x) any client, customer or supplier of the Company or (y) any prospective client, customer or supplier of the Company from engaging in business with the Company.

            (c) Each Seller agrees that Purchaser's remedies at law for any breach or threat of breach by it of any of the provisions of this Section 4.01 will be inadequate, and that, in addition to any other remedy to which Purchaser may be entitled at law or in equity, Purchaser shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining orders or orders to prevent breaches of the provisions of this Section 4.01 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting Purchaser from pursuing, in addition, any other remedies available to it for such breach or threatened breach. A waiver by the Purchaser of any breach of any provision hereof shall not operate or be construed as a waiver of a breach of any other provisions of this Agreement or of any subsequent breach thereof.

            (d) The parties hereto consider the restrictions contained in this
Section 4.01 hereof to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company, but if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 4.01 is an unenforceable restriction on the Sellers' activities, the provisions of this Section 4.01 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Section 4.01 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy. The provisions of this Section 4.01 shall in no respect limit or otherwise affect the Seller's obligations under other agreements with the Company.

      4.02 Regulatory and Other Approvals. Each Seller shall, and shall cause the Company to, (a) take all necessary or desirable steps and proceed diligently and in good faith and use its best efforts, as promptly as practicable, to obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental or Regulatory Authorities or any other Person required to consummate the transactions contemplated hereby, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to, Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

      4.03 Investigation by Purchaser. From the date hereof until the Closing and thereafter for so long as Seller owns any equity interest in the Company, each of the Sellers shall: (a) cooperate with and provide Purchaser and its representatives full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Assets and Books and Records and to officers, employees, agents and accountants, and (b) furnish Purchaser and such representatives with all such information and data (including copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company, as Purchaser or any of such other representatives reasonably may request in connection with such investigation.

                                    ARTICLE V

                               CLOSING CONDITIONS

      5.01 Condition to the Obligations of the Purchaser. The obligations of Purchaser hereunder to purchase the Purchased Stock are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in whole or in part by Purchaser in its sole discretion):

            (a) Representations and Warranties. Each of the representations and warranties made by Sellers in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date.

            (b) Performance. The Sellers shall have performed and complied with each agreement, covenant and obligation required by this Agreement to be so performed or complied with them at or before the Closing.

            (c) Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to Purchaser, and there shall not be pending or threatened on the Closing Date any Action or Proceeding (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, any Seller or the transactions contemplated by this Agreement of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby or declare unlawful any of the transactions or events contemplated by this Agreement or present a risk of damages to the Purchaser.

            (d) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Purchaser, (iii) shall not impose any limitations or restrictions on Purchaser, (iv) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (v) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation for the transactions contemplated by this Agreement shall have occurred.

            (e) Third Party Consents. All consents (or waivers) to the performance by the Purchaser of its obligations under this Agreement, or to the consummation for the transactions contemplated hereby as are required under any Contract or License to which the Purchaser is a party or by which any of its Assets are bound and where the failure to obtain any such consent (or in lieu thereof waiver) could reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Purchaser or the business or condition of the Company or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Purchaser in its sole discretion, (i) shall have been obtained, (ii) shall be in form and substance satisfactory to the Purchaser in its sole discretion, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.

            (f) Purchaser's Investigation. Purchaser shall not have discovered, as a result of its investigation and review pursuant to Section 4.03 hereof, any material condition (financial or otherwise) relating in any way to the Company, its Assets, business or prospects, that convinces Purchaser, in its reasonable discretion, that it is not advisable to complete the Closing.

            (g) 1997 Operating Results. The Purchase Price is based upon the assumption that calendar 1997 EBIT (defined as net income plus owner compensation, direct or indirect) is greater than $1.4 million with revenues of at least $8.7 million. If Purchaser discovers that either of such conditions has not been fulfilled, then Purchaser may elect not to complete the Closing.

            (h) Sellers' Certificates. Sellers shall have delivered to Purchaser
(i) a certificate, dated the Closing Date and executed by an executive officer of the Company, substantially in the form and to the effect of Exhibit B hereto and (ii) a certificate, dated the Closing Date and executed by the chief financial officer of the Company, substantially in the form of Exhibit C hereto.

            (i) Resignations of Officers and Directors. Receipt by Purchaser of resignations of all current officers and directors of the Company, effective as of the Closing Date.

            (j) Opinion of Counsel. Purchaser shall have received the opinion of Joseph A. Strode, Esq., counsel to the Company in connection with this Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit D hereto, and to such further effect as Purchaser may reasonably request.

            (k) Disclosure Schedule. Receipt by Purchaser of a copy of the Disclosure Schedule, updated and current through the Closing Date.

            (l) Good Standing Certificates. Sellers shall have delivered to Purchaser (i) copies of the certificate or articles of incorporation (or other comparable corporate charter documents), including all amendments thereto of the Company certified by the applicable Secretary of State or other appropriate governmental official, (ii) certificates from the applicable Secretary of State or other appropriate governmental official to the effect that the Company is in good standing in such jurisdiction, listing all charter documents of the Company on file and attesting to its payment of all franchise or similar Taxes, and
(iii) certificates from the Secretary of State or other appropriate official in each jurisdiction in which the Company is qualified or admitted to do business to the effect that the Company is duly qualified or admitted in good standing in such jurisdiction.

            (m) Receipt of Purchased Stock. Certificates representing the Purchased Stock shall have been transferred to Purchaser in accordance with the terms of this Agreement.

            (n) Distributed Assets and Liabilities. Sellers shall have caused the Company to execute and deliver to Sellers and to Purchaser an Assignment and Assumption Agreement in substantially the form of Exhibit E hereto, transferring the Distributed Assets and Liabilities to Sellers.

            (o) Payment of Indebtedness. Delivery of an undertaking executed by all Sellers in the form and to the effect of Exhibit F hereto. Purchaser must also receive evidence satisfactory to Purchaser that, except as disclosed on the Disclosure Schedule, (i) all intercompany indebtedness owed by the Company to any Seller has been cancelled or otherwise paid in full, and is of no further force and effect, (ii) all other indebtedness owing by the Company has been retired, released or repaid, and (iii) the Company has been unconditionally released from all obligations it may have in respect of (i) and (ii) above.

            (p) No Adverse Change. There shall have occurred no material adverse change in the business or condition of the Company between December 31, 1997 and the Closing.

            (q) Entergy Arkansas Consent. Purchaser shall have received a consent executed by Entergy Arkansas, Inc. in favor of Purchaser acknowledging that Key Company, Inc. may assign to the Company the "Replacement Ash Marketing/Disposal Agreement" dated December 23, 1996, confirming that such agreement is in full force and effect with no defaults.

            Sellers shall be entitled to retain the $100,000 nonrefundable deposit if the transaction contemplated hereby fails to close prior to May 1, 1998 for any reason other than Sellers' fraud, intentional misrepresentations, refusal of any Seller to comply with the terms of this Agreement, or failure to obtain the consent referred to in Section 5.01(q) above.

      5.02 Conditions to the Obligations of the Sellers. The obligations of the Sellers hereunder to sell the Purchased Stock to the Purchaser are subject to the fulfillment, at or prior to the Closing, of the following conditions precedent (any or all of which may be waived in whole or in part by the Sellers in their sole discretion; any one of the Sellers may waive any of the following conditions on behalf of all Sellers, but only in the manner specified in Section
9.07 hereof.):

            (a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date as though each such representation and warranty was made on and as of the Closing Date.

            (b) Performance. Purchaser shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            (c) Orders and Laws. There shall not be in effect on the Closing Date any Orders or Laws restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, and there shall not be pending or threatened on the Closing Date any Action or Proceeding or any other action (i) which could reasonably be expected to result in the issuance of any such Order or the enactment, promulgation or deemed applicability to Purchaser, the Company, any Seller or the transactions contemplated by this Agreement of any such Law; or (ii) wherein an unfavorable judgment, decree or Order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby or declare unlawful any of the transactions or events contemplated by this Agreement.

            (d) Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Sellers to perform their obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall not be subject to the satisfaction or any condition that has not been satisfied or waived, and (iii) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

            (e) Officers' Certificates. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and executed by the president or vice-president of Purchaser, substantially in the form and to the effect of Exhibit G hereto.

            (f) Opinion of Counsel. The Sellers shall have received the opinion of Parsons Behle & Latimer, counsel of the Purchaser in connection with this Agreement, dated the Closing Date, substantially in the form and to the effect of Exhibit H hereto.

            (g) Good Standing Certificates. Purchaser shall have delivered to Sellers a copy of the certificate of incorporation, including all amendments thereto of Purchaser certified by the Secretary of State of the State of Texas.

            (h) Distributed Assets and Liabilities. Sellers shall have caused the Company to execute and deliver to Sellers and to Purchaser an Assignment and Assumption Agreement in substantially the form of Exhibit E hereto, transferring the Distributed Assets and Liabilities to Sellers.

            (i) Employment Agreement, Consulting Agreement. Purchaser shall have executed Employment Agreements with Greg Thomas and each of the Sellers which are mutually agreeable to the parties.

                                   ARTICLE VI

                                   TERMINATION

      6.01 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

            (a) by either Purchaser or by Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

            (b) (i) by Purchaser if any of the conditions in Section 5.01 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date, or (ii) by Sellers, if any of the conditions in Section 5.02 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of a Seller to comply with his or her obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

            (c) by mutual consent of Purchaser and Sellers; or

            (d) by either Purchaser or by Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before April 30, 1998, or such later date as the parties may agree upon.

      6.02 Effect of Termination. Each party's right of termination under
Section 6.01 is in addition to any other rights it may have under this Agreement or otherwise, and its exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.01, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.03, 9.04 and 9.13 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies (including specific performance) will survive such termination unimpaired. On any termination hereof, Seller may retain the $100,000 nonrefundable deposit, except as provided in the final sentence of Section 5.01.

                                   ARTICLE VII

                          INDEMNIFICATION; TAX MATTERS

      7.01 Indemnification.

            (a) Each of the Sellers, jointly and severally, will indemnify the Company, the Purchaser and their respective stockholders (other than the Sellers) and the officers, directors, employees, agents and Affiliates of each of them (other than the Sellers) in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of any Sellers contained in this Agreement (including, without limitation, any certificate delivered in connection herewith or therewith). This indemnity is in addition to the undertaking attached hereto as Exhibit F.

            (b) Purchaser will indemnify each of the Sellers in respect of, and hold him or her harmless from and against, any and all Losses suffered, incurred or sustained by him or her or to which he or she becomes subject, resulting from, arising out of or relating to any misrepresentation or breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement (including, without limitation, any certificate delivered in connection herewith or therewith).

            (c) No party shall make any claim for indemnification under Section
7.01 until it shall have accumulated claims against another party equal in the aggregate to $25,000 and then only for the amount by which such claims exceed $25,000. Neither party shall make any single claim for an amount that is less than $2,500.

      7.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 7.01 will be asserted and resolved as follows:

            (a) In order for an Indemnified Party to be entitled to any indemnification provided for under Section 7.01 in respect of, arising out of or involving a claim or demand made by any Person not a party to this Agreement against the Indemnified Party, including a Claim relating to the Environment (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party promptly after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, that failure to give such Claim Notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

            (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party, which counsel must be reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, but shall continue to pay for any expenses of investigation or any Loss suffered. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party. If (i) the Indemnifying Party shall not assume the defense of a Third Party claim with counsel satisfactory to the Indemnified Party within five Business Days of any Claim Notice, or (ii) legal counsel for the Indemnified Party notifies the Indemnifying Party that there are or may be legal defenses available to the Indemnifying Party or to other Indemnified Parties which are different from or additional to those available to the Indemnified Party, which, if the Indemnified Party and the Indemnifying Party were to be represented by the same counsel, would constitute a conflict of interest for such counsel or prejudice prosecution of the defenses available to such

Indemnified Party, or (iii) if the Indemnifying Party shall assume the defense of a Third Party Claim and fail to diligently prosecute such defense, then in each such case the Indemnified Party, by notice to the Indemnifying Party, may employ its own counsel and control the defense of the Third Party Claim and the Indemnifying Party shall be liable for the reasonable fees, charges and disbursements of counsel employed by the Indemnified Party, and the Indemnified Party shall be promptly reimbursed for any such fees, charges and disbursements, as and when incurred. Whether the Indemnifying Party or the Indemnified Party control the defense of any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and provision to the counsel of the controlling party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation or any material provided hereunder. The Indemnifying Party shall have the right to settle, compromise or discharge a Third Party Claim (other than any such Third Party Claim in which criminal conduct is alleged) without the Indemnified Party's consent if such settlement, compromise or discharge (i) constitutes a complete and unconditional discharge and release of the Indemnified Party, and (ii) provides for no relief other than the payment of monetary damage and such monetary damages are paid in full by the Indemnifying Party.

            (c) In the event any Indemnified Party should have a claim under
Section 7.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly deliver an Indemnity Notice to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 7.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified

Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within thirty (30) days, such dispute shall be resolved as provided herein.

      7.03 Allocation of Tax Liability.

            (a) In the case of Taxes with respect to or payable by the Company with respect to a period that includes but does not end on the Closing Date, the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books of the Company as of the close of business on the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding and (ii) ad valorem Taxes, in either situation attributable to any taxable period that includes but does not end on the Closing Date, the portion of such Taxes attributable to the Pre-Closing Period shall be the amount of such Taxes for the entire taxable period, multiplied by a fraction the numerator of which is the number of days in such taxable period ending on and including the Closing Date and the denominator of which is the entire number of days in such taxable period; provided, that if any Company Asset is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Period.

            (b) Except to the extent a reserve for Taxes is reflected on the Financial Statements, the Sellers shall be responsible for and pay and shall indemnify and hold harmless Purchaser and the Company with respect to (i) any and all Taxes imposed on any of the Company, or for which the Company is liable with respect to any periods ending on or before the Closing Date; provided, that in the case of any adjustment to any item of loss or expense for any such years, which gives rise to corresponding and offsetting items of loss or expense in subsequent years the benefit of which is or will be actually realized by the Company (other than upon liquidation of the Company) including by reason of any increase in a net operating loss, the Sellers' obligations shall be limited to the amount of interest (computed at the appropriate statutory rates) and penalties actually paid to the appropriate taxing authorities by the Company as a result of such timing differences in the case of audit adjustments, or at a rate of eight percent (8%) per annum in the case of other adjustments,
(ii) without duplication (subject to the same proviso), all Taxes arising out of a breach of the representations, warranties or covenants contained herein, (iii) any Tax liability resulting from any ongoing state audits that exceed, in the aggregate, any reserve therefore set forth on the Financial Statements, and (iv) any reasonable out-of-pocket costs or expenses with respect to Taxes indemnified hereunder.

            (c) From and after the Closing Date, Purchaser shall cause the Company to prepare, or cause to be prepared, and shall file, or cause to be filed, all reports and returns of the Company required to be filed. Purchaser shall cause the Company to pay the appropriate taxing authorities the Taxes shown to be due and payable on all Tax Returns of the Company filed after the Closing Date, concurrent with the filing of such Tax Returns. Tax Returns of the Company for a period ending on or before the Closing Date shall be prepared on a basis consistent with the Tax Returns filed by the Company for previous taxable periods, subject to the requirements of applicable law.

      7.04  Tax Contests.

            (a) If any Taxing Authority or other Person asserts a Tax Claim, then the party hereto first receiving notice of such Tax Claim shall promptly provide written notice thereof to the other parties hereto. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

            (b) If, within 30 calendar days after any Seller receives or delivers, as the case may be, notice of a Tax Claim, Sellers provide to the Purchaser an Election Notice, then subject to the provisions of this Section 7.04, Sellers shall defend or prosecute, at their sole cost, expense and risk, such Tax Claim by all appropriate proceedings, which proceedings shall defended or prosecuted diligently by Sellers to a Final Determination; provided, that Sellers shall not, without the prior written consent of the Company, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to the Company. So long as Sellers are defending or prosecuting a Tax Claim, with respect to the Company, the Company shall provide or cause to be provided to Sellers any information reasonably requested by Sellers relating to such Tax Claim, and shall otherwise cooperate with Sellers and their representatives in good faith in order to contest effectively such Tax Claim. Sellers shall inform the Company of all developments and events relating to such Tax Claim (including, without limitation, providing to the Company copies of all written materials relating to such Tax Claim) and the Company or its authorized representatives shall be entitled, at the expense of the Company, to attend, but not to participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

            (c) If, with respect to any Tax Claim, Sellers fail to deliver an Election Notice to the Company within the period provided in Section 7.04(b) or, after delivery of such Election Notice to the Company, Sellers fail diligently to defend or prosecute such Tax Claim to a Final Determination, then the Company shall at any time thereafter have the right (but not the obligation) to defend or prosecute, at the sole cost, expense and risk of Sellers, such Tax Claim. The Company shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by the Company, the Sellers shall cooperate in good faith with the Company and its authorized representatives in order to contest effectively such Tax Claim. Sellers may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Tax Claim controlled by the Company pursuant to this Section 7.04(c), and shall bear their own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by the Company pursuant to this Section 7.04(c), the Company shall, from time to time, be entitled to receive current payments from Sellers with respect to costs and expenses incurred by the Company in connection with such defense or prosecution (including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements, settlement costs, court costs and any other costs or expenses for investigating, defending or prosecuting such Tax Claim, and any Taxes imposed on the Company as a result of receiving a payment from Sellers pursuant to this Section 7.04) (collectively, "Associated Costs").

            (d) In the case of any Tax Claim that is defended or prosecuted to a Final Determination by Sellers pursuant to this Section 7.04, Sellers shall pay to the appropriate Tax Indemnitees, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim within five Business Days after such Final Determination. In the case of any Tax Claim that is defended or prosecuted to a Final Determination by the Company pursuant to the terms of this Section 7.04, Sellers shall pay to the appropriate Tax Indemnitee, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim, together with any Associated Costs that have not theretofore been paid by Sellers to the Company, within five Business Days after such Final Determination. In the case of any Tax Claim not covered by the two preceding sentences, Sellers shall pay to the Company, in immediately available funds, the full amount of any Tax arising or resulting from such Tax Claim (calculated after taking into account any actual reduction in the current liability for Taxes of such Tax Indemnitee for Tax arising out of or resulting from such payment or such Tax Claim), together with any Associated Costs that have not theretofore been paid by Sellers to the Company, at least five Business Days before the date payment of such Tax is due from any Tax Indemnitee.

            (e) Notwithstanding anything contained in this Article VII to the contrary, the rights of Sellers under this Section 7.04 to defend or prosecute, or to control the defense or prosecution of, any Tax Claim shall be no greater than those rights that the Company would have to defend or prosecute, or to control the defense or prosecution of, such Tax Claim.

      7.05 Cooperation Regarding Tax Matters. Each party hereto shall, and shall cause its subsidiaries and Affiliates to, provide to the other parties hereto and the Company such cooperation and information as any of them reasonably may request related to the filing of any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules, workpapers and relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Article VII shall bear all costs of filing such Tax Returns.

      7.06 Payment of Transfer Taxes and Fees. Sellers shall pay all sales, use, transfer, stamp, documentary or similar Taxes imposed upon or arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless the Purchaser, the Company and their Affiliates with respect to such Taxes. Sellers shall file all necessary documentation and Tax Returns with respect to such Taxes and provide to Purchaser copies of all such Tax Returns.

      7.07  Other Tax Covenants.

            (a) Without the prior written consent of Purchaser, no Seller nor any Affiliate of any Seller shall, to the extent it may affect or relate to the Company, make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any method of tax accounting, enter into any closing agreement, settle any Tax Claim, assessment or proposed assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing any post-closing Tax Liability of the Purchaser, of the Company or any Affiliate of Purchaser.

            (b) Without the prior written consent of Sellers, neither the Purchaser nor the Company shall, to the extent it may affect or relate to the Company, make or change any tax election, file any amended Tax Return, enter into any closing Agreement, settle any Tax claim, assessment or proposed assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would affect a Pre-Closing Tax Period, unless required by applicable law.

            (c) So long as any books, records and files retained by any Seller or and his or her Affiliates relating to the business of the Company or the books, records and files delivered to the control of the Purchaser pursuant to this Agreement to the extent they relate to the operations of the Company prior to the Closing Date, remain in existence and are available, each party (at its own expense) shall have the right upon prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. The Purchaser and the Sellers and their respective Affiliates shall use reasonable efforts not to destroy or allow the destruction of any such books, records and files without first providing 60 days' written notice of intention to destroy to the other, and allowing such other party to take possession of such records.

      7.08 Conflict. In the event of a conflict between the provisions of Sections 7.03 through 7.07 of this Article VII and any other provision of this Agreement, such provisions of this Article VII shall control.

                                  ARTICLE VIII

                                   DEFINITIONS

      8.01 Definitions.As used in this Agreement, the following defined terms shall have the meanings indicated below:

            "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation or audit.

            "Affiliate" means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls (i) 5% or more of any class of equity securities of that Person or any of its Affiliates, or (ii) 5% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) of that Person or any of its Affiliates, or (c) any director, partner, officer, agent, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

            "Agreement" means this Purchase Agreement, the Exhibits and the Disclosure Schedule and the certificates delivered in connection herewith, as the same may be amended from time to time in accordance with the terms hereof.

            "Assets" of any Person means all assets and properties of every kind, nature, character and description, including goodwill and other intangibles, operated, owned or leased by such Person, including cash and cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, real estate, equipment, inventory, goods and intellectual property.

            "Associated Costs" has the meaning ascribed to it in Section
7.04(c).

            "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by the Company or under which any employee, former employee or director of the Company or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

            "Books and Records" means all files, documents, instruments, papers, books and records relating to the Company, including financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            "Claim Notice" means written notification pursuant to Section 7.02(a) of a Third Party Claim as to which indemnity under Section 7.01 is sought by an Indemnified Party.

            "Closing" has the meaning ascribed to it in Section 1.03.

            "Closing Date" has the meaning ascribed to it in Section 1.03.

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Company" has the meaning ascribed to it in the first recital of this Agreement (and, unless the context otherwise requires, shall include all predecessors and Subsidiaries of the Company).

            "Contract" means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

            "Disclosure Schedule" means the schedule delivered to Purchaser by or on behalf of the Company and Sellers containing all lists, descriptions, exceptions and other information and materials as are required to be included therein pursuant to this Agreement.

            "Dispute Period" means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

            "Distributed Assets and Liabilities" has the meaning ascribed to it in Section 1.02(b).

            "Election Notice" means a written notice provided by Sellers in respect of a Tax Claim to the effect that (i) Sellers acknowledge their indemnity obligation under this Agreement with respect to such Tax Claim and
(ii) Sellers elect to contest, and to control the defense or prosecution of, such Tax Claim at their sole risk and sole cost and expense.

            "Environment" means all air, surface water, groundwater, drinking water supply, stream sediments, or land, including soil, land surface or subsurface strata, all fish, wildlife, biota and all other environmental medium or natural resources.

            "Environmental, Health and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to (i) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for clean-up costs or corrective action, including any investigation, clean-up, removal, containment, or other remediation or response actions required by Environmental Law or Occupational Safety and Health Law (whether or not such clean-up has been required or requested by any governmental body or any other Person) and for any natural resource damages; or (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (CERCLA).

            "Environmental Law" means all federal, state, local and foreign environmental, health and safety laws, common law orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the Environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

            "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consent or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Company, but does not include property or facilities owned by Entergy or any of its affiliates.

            "Final Determination" means (i) a decision, judgment, decree or other Order by any court of competent jurisdiction, which decision, judgment, decree or other Order has become final after all allowable appeals by either party to the action have been exhausted or the time for filing such appeals has expired, (ii) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, (iii) the expiration of the time for instituting suit with respect to a claimed deficiency or (iv) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

            "Financial Statements" has the meaning ascribed to it in Section
2.08.

            "Fly Ash Business" means any and all activities related to recycling, storage, sale, marketing, use, reuse and/or processing of fly ash, bottom ash, other coal combustion byproducts, cement, cement kiln dust, lime, lime kiln dust, ancillary and support services related to any of the foregoing, and services performed for or on behalf of any electric power plant.

            "GAAP" means generally accepted accounting principles of the United States, consistently applied.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

            "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Company.

            "Hazardous Material" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs);
(ii) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of "hazardous substances, "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (iii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

            "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

            "Indemnified Party" means any Person claiming indemnification under any provision of Article VII.

            "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article VII.

            "Indemnity Notice" means written notification pursuant to Section 7.02(c) of a claim for indemnity under Article VII by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

            "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

            "Leased Real Property" has the meaning ascribed to it in Section
2.15.

            "Liabilities" means all Indebtedness, obligations and other liabilities (or contingencies that have not yet become liabilities) of a Person (whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due).

            "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

            "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

            "Loss" means any and all damages, fines, fees, penalties, deficiencies, diminution in value of investment, losses and expenses, including without limitation, interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, such as fees and expenses of attorneys, incurred in connection with (i) the investigation or defense of any Third Party Claims or (ii) asserting or disputing any rights under this Agreement against any party hereto or otherwise).

            "Note" has the meaning ascribed to it in Section 1.02.

            "Occupational Safety and Health Law" means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

            "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person, or (ii) receive any benefits or rights similar to those enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including without limitation, any rights to participate in the equity, income or election of directors or officers of such Person.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Owned Real Property" has the meaning ascribed to it in Section
2.15.

            "Person" means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Plan" means any bonus, compensation, pension, profit sharing, retirement, stock purchase or cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "Post-Closing Period" means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or before the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period.

            "Pre-Closing Period" means any taxable period or portion thereof that is not a Post-Closing Period.

            "Purchase Price" has the meaning ascribed to it in Section 1.02.

            "Purchased Stock" has the meaning ascribed to it in the second recital of this Agreement.

            "Purchaser" has the meaning ascribed to it in the first paragraph of this Agreement.

            "Real Property" has the meaning ascribed to it in Section 2.15.

            "Real Property Leases" has the meaning ascribed to it in Section
2.15.

            "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Hazardous Material into the Environment.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Sellers" has the meaning ascribed to it in the first paragraph of this Agreement.

            "Subsidiary" means any Person in which another Person, directly or indirectly through Subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof. Unless the context otherwise requires a different interpretation, references to a "Subsidiary" mean a Subsidiary of the Company.

            "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

            "Tax Claim" means any written claim with respect to Taxes attributable to a Pre-Closing Period made by any Taxing Authority or any Person that, if pursued successfully, could serve as the basis for a claim for indemnification, under this Agreement, of Purchaser, the Company and other Indemnified Parties specified in Section 7.01 of this Agreement.

            "Tax Indemnitee" means the Company, the Purchaser and their respective stockholders, officers, directors, employees, agents and Affiliates of each of them (other than the Sellers).

            "Tax Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax.

            "Taxing Authority" means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

            "Third Party Claim" has the meaning ascribed to it in Section 7.02.

      8.02 Interpretation of Agreement.

            (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the


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

specified Article or Section of this Agreement; (v) the word "including" does not imply any limitation to the item or matter mentioned; and (vi) the phrases "ordinary course of business" and "ordinary course of business consistent with past practice" refer to the business and practice of the Company. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

            (b) When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person,
(ii) with respect to any other Person, the actual knowledge of the directors, officers, managers, and other similar Persons in a similar position or having similar powers and duties, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after reasonable inquiry.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed by prepaid first class certified mail, return receipt requested, or sent by prepaid courier, to the parties at the following addresses or facsimile numbers:

            (a)   If to Purchaser, to:

                  JTM Industries, Inc.
                  127 South 500 East, Suite 675
                  Salt Lake City, UT 84102
                  Facsimile No.:  801/323-8035
                  Attn.:  Brett A. Hickman, Esq.

                  with a copy to:

                  Parsons Behle & Latimer
                  201 South Main Street, Suite 1800
                  Salt Lake City, UT 84145
                  Facsimile No.:  (801) 536-6111
                  Attn.:  J. Gordon Hansen

            (b) If to Sellers, to:

                  Phyllis S. Thomas
                  P.O. Box 9027
                  511 Commerce Street
                  Pine Bluff, Arkansas  71611
                  Facsimile No.:  (870) 534-4817

                  with a copy to:

                  Joseph A. Strode
                  P.O. Box 8708
                  Pine Bluff, Arkansas  71611
                  Facsimile No.:  (870) 534-5582

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided for in this Section, be deemed given upon receipt, (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt and (iv) if delivered by courier to the address as provided for in this Section, be deemed given on the earlier of the second Business Day following the date sent by such courier or upon receipt. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

      9.02 Entire Agreement. Except as set forth in Section 9.04, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.


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

      9.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Article VII), each party will pay its own costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby; provided, Sellers will pay all expenses relating hereto of the Company incurred in respect of the period prior to the Closing. Purchaser will pay all fees and expenses of Ernst & Young, LLP as provided in Section 1.02(b).

      9.04 Confidentiality. Purchaser and each of the Sellers, as well as their respective Affiliates, agents and others in privity, will hold in strict confidence from any Person (other than its Affiliates or agents) all documents and information concerning the other party hereto or any of its Affiliates furnished to it by or on behalf of the other party in connection with this Agreement or the transactions contemplated hereby, except to the extent the disclosing party can demonstrate that such documents or information was (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. Such covenant of confidentiality will remain in effect unless a party is compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law. This provision is intended to supplement, and not to supersede, the written Nondisclosure Agreement dated February 3, 1998 between the Purchaser and the Company.

      9.05 Set-Off. If from time to time and at any time any party shall be entitled (as either agreed upon by the parties or finally adjudicated in a court of competent jurisdiction) to be paid any amount under the provisions of Section 7.01(a), such party shall be entitled, if it so elects, to set off such amount against any amounts owing to the other party.


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

      9.06 Further Assurances; Post-Closing Cooperation. At any time or from time to time after the Closing, Sellers shall execute and deliver to Purchaser such other documents and instruments, provide such materials and information and take such other actions as Purchaser may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause each Seller to fulfill its obligations under this Agreement.

      9.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative. Any waiver hereunder, or notice of an election or decision under
Article V hereof, given by any of the Sellers shall be binding upon all of the Sellers.

      9.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of the parties hereto.

      9.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled to indemnity under Article VII.

      9.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of all other parties, and any attempt to do so will be void, provided, that

Purchaser may transfer its rights hereunder to its parent or subsidiary, without diminishing Purchaser's obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      9.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

      9.12 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      9.13 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arkansas, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Arkansas.

      9.14 Limited Recourse. Regardless of anything in this Agreement to the contrary, (i) obligations and liabilities of Purchaser hereunder shall be without recourse to any stockholder of Purchaser or any of such stockholder's Affiliates, directors, employees, officers or agents and shall be limited to the assets of such party and (ii) the stockholders of Purchaser have made no (and shall not be deemed to have made any) representations, warranties or covenants (express or implied) under or in connection with this Agreement or any other Operative Agreement.

      9.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth on the first page hereof.

                                          PURCHASER:

                                          JTM INDUSTRIES, INC.


                                          By:_________________________________
                                             Name:
                                             Title:

                                          SELLERS:

                                          Donald A. Thomas

                                          Phyllis S. Thomas

                                          Donald W. Birge